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                                                                       Exhibit 3

                                LOCK-UP AGREEMENT


         THIS LOCK-UP AGREEMENT dated as of ________, 2006 (this "AGREEMENT") is entered into by and between the undersigned stockholder ("STOCKHOLDER") of Porsche, Inc., a Delaware corporation (the "COMPANY"), and AXONYX INC., a Nevada corporation ("AXONYX"). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined herein).

                                    RECITALS

         WHEREAS, Axonyx, the Company and Autobahn Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Axonyx, have entered into an Agreement and Plan of Merger and Reorganization dated as of June ___, 2006, as may be amended in accordance with its terms (the "MERGER AGREEMENT"), providing for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the "MERGER");

         WHEREAS, the Merger Agreement contemplates that, among other things, upon consummation of the Merger, (i) holders of outstanding shares of the common stock of the Company will receive shares of common stock of Axonyx ("AXONYX COMMON STOCK") in exchange for their shares of common stock of the Company, (ii) holders of outstanding shares of the preferred stock of the Company will receive shares of Axonyx Common Stock and warrants to purchase shares of Axonyx Common Stock ("AXONYX WARRANTS") in exchange for their shares of preferred stock of the Company, (iii) holders of options to acquire shares of common stock of the Company and warrants to acquire shares of common stock or preferred stock of the Company will become exercisable for shares of Axonyx Common Stock and (iv) the Company will become a wholly owned subsidiary of Axonyx;

         WHEREAS, the Merger Agreement contemplates that Stockholder will receive shares of Axonyx Common Stock and, if applicable, Axonyx Warrants in exchange for their shares of common or preferred stock of the Company and may receive Axonyx Common Stock upon the exchange, exercise or conversion of options or warrants or any other securities convertible into or exchangeable or exercisable for common stock of the Company (other than preferred stock of the Company) which will become exercisable for shares of Axonyx Common Stock upon the consummation of the Merger (collectively, the "MERGER SHARES"); and

         WHEREAS, Stockholder agrees that all of the Merger Shares received by Stockholder in connection with the Merger will be subject to certain restrictions on Disposition (as defined herein) as more fully set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, as an inducement to and in consideration of Axonyx's agreement to enter into the Merger Agreement and proceed with the Merger, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Stockholder hereby agrees as follows:



                                       1.
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         1.       LOCK UP PERIOD. For a period beginning on the Closing Date and ending 180 days after the Closing Date, Stockholder will not, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, make any short sale or otherwise dispose of or transfer any Merger Shares, whether now owned or hereafter acquired by Stockholder or with respect to which Stockholder has or hereafter acquires the power of disposition or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Merger Shares, whether any such swap or transaction is to be settled by delivery of Axonyx Common Stock or other securities, in cash or otherwise (each of the above actions referred to herein as a "DISPOSITION"). The foregoing restriction is expressly intended to preclude Stockholder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any of Stockholder's Merger Shares even if such securities would be disposed of by someone other than Stockholder. Such prohibited hedging or other transaction would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of Stockholder's Merger Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Merger Shares.

         2. PERMITTED DISPOSITIONS. Notwithstanding the restrictions on Dispositions contained in Section 1, Stockholder may (a) exercise options and warrants exercisable for Merger Shares owned by Stockholder as of the date of the Merger Agreement, it being understood and acknowledged that the Merger Shares acquired by Stockholder in connection with any such exercise shall be subject to this Agreement; or (b) effect a Disposition (i) pursuant to a bona fide gift or gifts, or (ii) by will or intestacy or to a trust, the beneficiaries of which are Stockholder or, if Stockholder is an individual, members of Stockholder's family, or (iii) as a distribution to limited partners, members or shareholders of Stockholder or affiliates of Stockholder, provided that in each case of clauses "(i)" through "(iii)", such gift, transfer or distribution shall be conditioned upon the donee's, transferee's or distributee's execution and delivery to Axonyx of a Lock-Up Agreement containing terms and conditions substantially identical to the terms and conditions contained herein.

         3.       LEGENDS.

                  (a) In addition to any legends to reflect applicable transfer restrictions under federal or state securities laws, each stock certificate representing Merger Shares which Stockholder receives or is entitled to receive shall be stamped or otherwise imprinted with the following legend:

                  "THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP AGREEMENT DATED __________, 2006 BETWEEN THE HOLDER HEREOF AND THE ISSUER AND MAY ONLY BE SOLD OR TRANSFERRED IN ACCORDANCE WITH THE TERMS THEREOF."



                                       2.
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                  (b)      Axonyx shall be obligated to reissue certificates at
the request of Stockholder without the foregoing legend as and to the extent the restrictions on Disposition lapse in accordance with Section 1.

                  (c) Stockholder hereby agrees and consents to the entry of stop transfer instructions with Axonyx's transfer agent against the transfer of the Merger Shares other than in compliance with this Agreement.

         4.       MISCELLANEOUS.

                  (a) SPECIFIC PERFORMANCE. Stockholder agrees that in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision contained in this Agreement, Axonyx shall be entitled (in addition to any other remedy that may be available to Axonyx) to:
(a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and
(b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Axonyx nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4, and Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

                  (b) OTHER AGREEMENTS. Nothing in this Agreement shall limit any of the rights or remedies of Axonyx under the Merger Agreement, or any of the rights or remedies of Axonyx or any of the obligations of Stockholder under any agreement between Stockholder and Axonyx or any certificate or instrument executed by Stockholder in favor of Axonyx; and nothing in the Merger Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of Axonyx or any of the obligations of Stockholder under this Agreement.

                  (c) NOTICES. Any notice or other communication required or permitted to be delivered to Stockholder or Axonyx under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (i) for Axonyx, to the address or facsimile telephone number set forth below, and (ii) for Stockholder, to the address or facsimile telephone number set forth beneath the Stockholder's signature to this Agreement (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

                  IF TO AXONYX:
                  500 Seventh Avenue, 10th Floor
                  New York, NY 10018
                  Telephone: (212) 645-7704
                  Fax: (212) 989-1745
                  Attention: Chief Executive Officer

                  (d) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term



                                       3.
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or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

                  (e) APPLICABLE LAW; JURISDICTION. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the parties, whether arising out of this Agreement or otherwise,
(a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the County of San Diego, State of California; (b) if any such action is commended in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Southern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with this Agreement.

                  (f) WAIVER; TERMINATION. No failure on the part of Axonyx to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Axonyx in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Axonyx shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Axonyx; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Merger Agreement is terminated, this Agreement shall thereupon terminate.

                  (g) CAPTIONS. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

                  (h) FURTHER ASSURANCES. Stockholder shall execute and/or cause to be delivered to Axonyx such instruments and other documents and shall take such other actions as Axonyx may reasonably request to effectuate the intent and purposes of this Agreement.

                  (i) ENTIRE AGREEMENT. This Agreement, the Merger Agreement, the Axonyx Warrant and any Voting Agreement (and any Proxy) between Stockholder and Axonyx



                                       4.
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collectively set forth the entire understanding of Axonyx and Stockholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Axonyx and Stockholder relating to the subject matter hereof and thereof.

                  (j) NON-EXCLUSIVITY. The rights and remedies of Axonyx hereunder are not exclusive of or limited by any other rights or remedies which Axonyx may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

                  (k) AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Axonyx and Stockholder.

                  (l) ASSIGNMENT. This Agreement and all obligations of Stockholder hereunder are personal to Stockholder and may not be transferred or delegated by Stockholder at any time. Axonyx may freely assign any or all of its rights under this Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of Stockholder.

                  (m) BINDING NATURE. Subject to Section 4(l), this Agreement will inure to the benefit of Axonyx and its successors and assigns and will be binding upon Stockholder and Stockholder's representatives, executors, administrators, estate, heirs, successors and assigns.

                  (n) SURVIVAL. Each of the representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the Merger.

                  (o) COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and both of which shall constitute one and the same instrument.

                  (p) FIDUCIARY DUTIES. Each Stockholder is signing this Agreement in such Stockholder's capacity as an owner of his, her or its respective Merger Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.





                                       5.
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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first set forth above.


                                   AXONYX INC.

                                   By:
                                       -----------------------------------------
                                   Name:
                                         ---------------------------------------
                                   Title:
                                          --------------------------------------


                                   STOCKHOLDER
                      Advent Healthcare and Life Sciences II Limited Partnership
                                   By: Advent International Limited Partnership,
                                                                 General Partner
                                           By: Advent International Corporation,
                                                                 General Partner
                                                       By: /s/ Janet L. Hennessy
                             Janet L. Hennessy, Senior Vice President of Finance

                                   STOCKHOLDER
                Advent Healthcare and Life Sciences II Beteiligung GmbH & Co. KG
                                   By: Advent International Limited Partnership,
                                                        Managing Limited Partner
                                           By: Advent International Corporation,
                                                                 General Partner
                                                       By: /s/ Janet L. Hennessy
                             Janet L. Hennessy, Senior Vice President of Finance

                                   STOCKHOLDER
                                      Advent Partners HLS II Limited Partnership
                                             Advent Partners Limited Partnership
                                           By: Advent International Corporation,
                                                                 General Partner
                                                       By: /s/ Janet L. Hennessy
                             Janet L. Hennessy, Senior Vice President of Finance

                                   STOCKHOLDER
                                                          /s/ Jason S. Fisherman
                                                              Jason S. Fisherman
                                                               Managing Director

                                   Address:
                                   c/c Advent International Corporation
                                   75 State Street
                                   Boston, MA 02109
                                   Attn:  Jarlyth H. Gibson
                                   Fax: (617) 345-5494





                                       6.